Exhibit 4.5

Supplemental Agreement to the Resumption Compensation Agreement for Acquisition and Reservation of State-owned Land Use Rights

(Plot of East Guangyuan Road of China Railway Modern Logistics Technology Co., Ltd.)

Party A:	Guangzhou Land Development Center

Party B1:	China Railway Modern Logistics Technology Co., Ltd.

Party B2:	China Railway Materials Guangzhou Co., Ltd.

Party B3:	Guangshen Railway Company Limited.

Whereas:

1. The Resumption Compensation Agreement for Acquisition and Reservation of State-owned Land Use Rights (Plot of East Guangyuan Road of China Railway Modern Logistics Technology Co., Ltd.) (STHZ [2018] 0227, hereinafter referred to as the “Original Agreement”) is entered into by and among Party A and Party B1, Party B2 and Party B3 (hereinafter collectively referred to as “Party B”) according to the Notice of Land, Resources & Urban Planning Commission of Guangzhou Municipality on Printing and Issuing the Implementation Plan for Acquisition and Reserve of Plot of East Guangyuan Road of China Railway Modern Logistics Technology Co., Ltd. (SGTGHH (2017) No.3060) and other documents, which stipulates that Party B shall be responsible for the demolition and resettlement of the housing-reform house.

2. Party A has paid Party B an aggregate compensation of RMB 3,900,000,000.00 (in words: RMB Three Billion Nine Hundred Million only) as agreed in the Original Agreement, including RMB 2,486,226,411.52 paid to Party B1, RMB 565,707,302.20 paid to Party B2 and RMB 848,066,286.28 paid to Party B3.

3. The Reply on the Evaluation Report on the Environmental Treatment and Restoration Effect of Plot of East Guangyuan Road Renovation was obtained for the Project land under the Agreement on February 25, 2020.

According to the spirit of the Minutes of Meeting on Rain and Sewage Diversion in Rural Area (SFHJ [2020] No.34), the Supplemental Agreement is entered into by and between Party A and Party B through negotiation on the basis of voluntariness and fairness in order to support the business development of China Railway Materials Group Corporation in Guangzhou.

Article 1 Land Area for Acquisition and Reserve

According to the Technical Report on Land Survey and Delimitation (2017 T32B180) issued by Guangzhou Urban Planning and Design Survey Research Institute, the Plot has the total area of 175,659.21 m2 (plane coordinates of Guangzhou). The total area in the ownership certificate of Party B1 is 120,455.12 m2, that of Party B2 is 19,495.09 m2, that of Party B3 is 35,091.74 m2, that of housing-reform house is 600.75 m2, and that of land without ownership is 16.51 m2. According to the spirit of the Minutes of Meeting on Rain and Sewage Diversion in Rural Area (SFHJ [2020] No.34), the land for housing-reform house will temporarily not be subject to acquisition and reservation, and the original agreed area for acquisition and reserve will be adjusted to 175,041.95 m2.

Article 2 Compensation for Acquisition and Reserve

2.1 According to the Reply on Renovation and Reconstruction of the Old Factory in Joint Plot of East Guangyuan Road of China Railway Modern Logistics Technology Co., Ltd. (SGXF [2016] No.3), Party B shall be in charge of the integration of the original land for housing-reform house, and according to the spirit of the Minutes of Meeting on Rain and Sewage Diversion in Rural Area (SFHJ [2020] No.34), the Supplemental Agreement compensation shall be equal to the total compensation as stipulated in the Original Agreement.

2.2 Since the land for housing-reform house will temporarily not be subject to acquisition and reservation, Party B1 and Party B2 jointly confirm that Article 15 of the Original Agreement will not be temporarily implemented.

Upon confirmation by Party B1, Party B2 and Party B3, the total provisional compensation for Party B1 is RMB 4,128,900,072.24, that for Party B2 is RMB 668,242,898.35 and that for Party B3 is RMB 1,202,857,029.41 according to the adjusted area for reservation in Article 1 hereof.

2.3 According to Article 2.2 hereof and the compensation paid by Party A, the remaining provisional compensation for Party B1 is RMB 1,642,673,660.72, that for Party B2 is RMB 102,535,596.15 and that for Party B3 is RMB 354,790,743.13.

Article 3 Payment of Compensation

3.1 Within 30 working days after Party B cancels its land ownership (except for the housing-reform house) hereunder and cooperates with Party B in the closing procedure, Party A shall pay Party B a compensation of RMB 900,000,000.00 (in words: RMB Nine Hundred Million only), which equals to 15% of the total provisional compensation, including RMB 730,440,903.78 for Party B1, RMB 37,473,132.68 for Party B2 and RMB 132,085,963.54 for Party B3.

3.2 Within 30 working days after Party B performs the tasks in Article 4.2 hereof, Party A shall pay Party B a compensation of RMB 600,000,000.00 (in words: RMB Six Hundred Million only) according to 10% of the total provisional compensation, including RMB 491,913,461.40 for Party B1, RMB 14,284,522.52 for Party B2 and RMB 93,802,016.08 for Party B3.

3.3 After the municipal government approves the total compensation for the land plot, Party A and Party B shall make a settlement, and determine the total compensation for each party of Party B according to the final area for acquisition and reservation of each party of Party B. Party A shall pay Party B the remaining compensation within 30 working days after Party B performs its obligations in Article 4.3 hereof.

Article 4 Land Handover and Management

4.1 According to the spirit of the Minutes of Meeting on Rain and Sewage Diversion in Rural Area (SFHJ [2020] No.34), the land for two housing-reform houses will temporarily not be subject to acquisition and reservation. In order to ensure the water, electricity, gas and transportation for the residents of the housing-reform houses, Party B shall hand over the land hereunder to Party A in two phases (Annex).

4.2 Within 180 days after the execution of the Agreement, Party B shall, in accordance with Article 6.2 of the original Agreement, hand over the first phase of land to Party A, except for the relocation and reconstruction of the pipeline in the factory area, and at that time both parties shall sign the Confirmation Letter for Land Handover.

4.3 Party B shall hand over the remaining land to Party A within 30 days after receiving the written notice from Party A, and at that time both parties shall sign the Confirmation Letter for Land Handover .

4.4 The land handover standard shall be implemented according to Article 6 of the Original Agreement.

Article 5 Change and Dissolution of the Agreement

5.1 All parties hereto may change the Agreement through negotiation. A written supplemental agreement shall be signed for any amendment of the Agreement.

5.2 All parties hereto shall sign a written dissolution agreement for dissolution of the Agreement by consensus.

5.3 If any party hereto decides to unilaterally dissolve the Agreement by law, it shall give a written notice to the other party, and the Agreement shall be dissolved upon the delivery of the written notice to the other party.

5.4 The dissolution of the Agreement shall not affect the validity of the dispute settlement clauses herein.

Article 6 Communication and Service

6.1 Communications refer to all kinds of written communications such as notices, decisions, instructions, consents and certificates sent by any party hereto to the other party in accordance with the provisions hereof.

6.2 Communications shall be deemed to have been given, if delivered by a special person, at the date of receipt of each party, if by express mail, at the date of receipt of each party, if by fax, at the date of receipt of each party, and if by E-mail, at the time when the E-mail is successfully sent.

6.3 If any party hereto change the mailing address, contact person, E-mail and/or fax, it shall notify the other party in time. If no notice is given, the documents sent by the other party to the mailing address and contact information agreed in the Agreement shall be deemed to have been delivered.

Article 7 Applicable Laws and Dispute Settlement

7.1 The signing, performance and interpretation of the Agreement and disputes arising from the Agreement shall be governed by Chinese laws.

7.2 All disputes arising from the Agreement between Party A and Party B shall be settled through negotiation first. If negotiation fails, either party may bring a lawsuit to the people’s court with jurisdiction at the place where Party A is domiciled according to law.

Article 8 Miscellaneous

8.1 The Agreement and its annexes hereto are made in twenty copies, with Party A holding five copies and Party B1, Party B2 and Party B3 holding five copies respectively, all of which have the same legal effect.

8.2 The Agreement shall come into effect upon being signed and sealed by the Parties.

8.3 Annexes hereto are an integral part of the Agreement. The Agreement contains the following annexes:

•	Land handover drawings

•	Technical Report on Land Survey and Delimitation.

Article 9

According to the specific conditions of the Project, Party A and Party B shall specially supplement the following clauses. If the following supplemental clauses are inconsistent with the above clauses, the supplemental clauses shall prevail:

9.1 In view of the land handover standard in Article 6 of the Original Agreement, relevant cost for acquisition and early stage reservation has been incurred for the land under the Agreement, and shall be shared proportionally by Party B1, Party B2 and Party B3 according to the area for acquisition and reservation determined in the Technical Report on Land Survey and Delimitation (2017 T32B180) after being confirmed by Party B1, Party B2 and Party B3.

9.2 If the final acquisition and reservation plan approved by the municipal government still requires the relocation of housing-reform mentioned in Article 1 hereof, as required in the Original Agreement, Party B1 and Party B2 agree to resume the implementation of Article 15 of the Original agreement, i.e., at the final settlement, and Party B1 agrees to bear the relocation cost of the housing-reform house of RMB 280 million. The total compensation of the land plot handed over by Party B1 and Party B2 shall be adjusted accordingly and realized in the final compensation payment.

In case of any inconsistency between the Agreement and the Original Agreement, the Supplemental Agreement shall prevail, and others shall be implemented in accordance with the Original Agreement.

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(This page is left for signature and seal)

Party A: Guangzhou Land Development Center

Signed by: /s/ Hua Ershi

Address: 21/F, No. 195, Haoxian Road, Yuexiu District, Guangzhou

Tel.: 020-83908027

Signed on: May 29, 2020

Party B1: China Railway Modern Logistics Technology Co., Ltd.

Signed by: /s/ Wang Wei

Address: No. B25, Nanbinhe Road, Xicheng District, Beijing

Tel.: 010-51895310

Signed on: May 29, 2020

Party B2: China Railway Materials Guangzhou Co., Ltd.

Signed by: /s/ Meng Jianfei

Address: No. 65, Zhongshan 1st Road, Guangzhou

Tel.: 020-61324708

Signed on: May 29, 2020

Party B3: Guangshen Railway Company Limited

Signed by: /s/ Chen Longwei

Address: No. 1052, Heping Road, Luohu District, Shenzhen

Tel.: 0755-61382283

Signed on: May 29, 2020